UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report
(Date of earliest
event reported):	August 13, 2010

    Journal Communications, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-31805	20-0020198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

    333 West State Street, Milwaukee, Wisconsin 53203
(Address of principal executive offices, including zip code)

    (414) 224-2616
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2010, Journal Communications, Inc. (the “Company”) entered into an amendment of its Amended and Restated Credit Agreement, dated December 2, 2005, among the Company, certain of its subsidiaries from time to time party thereto and the financial institutions from time to time party thereto (as amended, the “Credit Agreement”).

The Credit Agreement provides for a revolving credit facility with aggregate commitments of $299 million, $74 million of which matures on June 2, 2011 and $225 million of which matures on December 2, 2013.  As of August 13, 2010, there was no outstanding principal amount of revolving loans drawn under the commitments maturing on June 2, 2011, and the outstanding principal amount of revolving loans drawn under the commitments maturing on December 2, 2013 was $119.8 million.  The proceeds of the facility are to be used by the Company for general corporate purposes.  Amounts under the facility may be borrowed, repaid and reborrowed by the Company from time to time until the respective maturity dates of the facility.  Voluntary prepayments and commitment reductions are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement.  At the Company’s option, the commitments under the facility may be increased from time to time to an aggregate amount not to exceed $399 million.  The increase option is subject to the satisfaction of certain conditions, including the identification of lenders (which may include existing lenders or new lenders) willing to provide the additional commitments.  Borrowings under the commitments maturing on December 2, 2013 incur interest at either LIBOR plus a margin that ranges from 225.0 basis points to 350.0 basis points, depending on the Company’s leverage, or (i) the base rate, which equals the highest of the prime rate set by U.S. Bank National Association, the Federal Funds Rate plus 100.0 basis points or one-month LIBOR plus 150.0 basis points, plus (ii) a margin that ranges from 125.0 basis points to 250.0 basis points, depending on the Company’s leverage.  Borrowings under the commitments maturing on June 2, 2011 incur interest at either LIBOR plus a margin that ranges from 37.5 basis points to 87.5 basis points, depending on the Company’s leverage, or the base rate.

The Credit Agreement is secured by liens on certain of the assets of the Company and its subsidiaries and contains affirmative, negative and financial covenants which are customary for financings of this type, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on dispositions and restrictions on the payment of dividends.  The Credit Agreement includes the following two financial covenants, which remain constant over the term of the agreement:

•           A consolidated funded debt ratio of not greater than 3.50-to-1, as determined for the four fiscal quarter period preceding the date of determination.  This ratio compares, for any period, the Company’s funded debt to consolidated EBITDA, defined in the credit agreement as earnings before interest, taxes, depreciation, amortization, restructuring charges, gains/losses on asset disposals and non-cash charges.

•           A minimum interest coverage ratio of not less than 3-to-1, as determined for the four fiscal quarter period preceding the date of determination.  This ratio compares, for any period, the Company’s consolidated EBITDA, defined in the credit agreement as earnings before interest, taxes, depreciation, amortization, restructuring charges, gains/losses on asset disposals and non-cash charges, to the Company’s interest expense.

The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated and/or the lenders’ may have the right to foreclose upon their security interests.  In addition, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

Some of the lenders under the Credit Agreement have relationships with the Company and its affiliates involving the provision of a variety of financial services, including cash management, custody and employee benefit administration services.

The description of the Credit Agreement set forth above is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)
Amendment No. 1 dated as of August 13, 2010, among Journal Communications, Inc., certain subsidiaries thereof, certain lenders party thereto and U.S. Bank National Association, as administrative agent, to Amended and Restated Credit Agreement dated as of December 2, 2005, among Journal Communications, Inc., certain subsidiaries thereof from time to time party thereto, certain lenders and agents from time to time party thereto and U.S. Bank National Association, as administrative agent.

(99)	Press release of Journal Communications, Inc. dated August 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOURNAL COMMUNICATIONS, INC.

Date: August 17, 2010	By:	/s/ Andre J. Fernandez
Andre J. Fernandez
Executive Vice President, Finance and Strategy and Chief Financial Officer

JOURNAL COMMUNICATIONS, INC.

EXHIBIT INDEX TO FORM 8-K
Report Dated August 13, 2010

Exhibit No.

(4.1)
Amendment No. 1 dated as of August 13, 2010, among Journal Communications, Inc., certain subsidiaries thereof, certain lenders party thereto and U.S. Bank National Association, as administrative agent, to Amended and Restated Credit Agreement dated as of December 2, 2005, among Journal Communications, Inc., certain subsidiaries thereof from time to time party thereto, certain lenders and agents from time to time party thereto and U.S. Bank National Association, as administrative agent.

(99)	Press release of Journal Communications, Inc. dated August 18, 2010.